Exhibit 23.1

[PETERSON & CO. LETTERHEAD]

The Board of Directors
and Shareholders

Composite Solutions, Inc.

San Diego, CA

As the independent public accountants for Composite Solutions, Inc. we hereby consent to the incorporation in this Annual Report on Form 10-KSB of Composite Solutions, Inc. of our report dated December 27, 2002, regarding the September 30, 2002 and 2001, consolidated financial statements. We also consent to all other references to our company included in this annual report.

/s/ PETERSON & CO. PETERSON & CO.

December 27, 2002